SEWARD & KISSEL LLP
                      ONE BATTERY PARK PLAZA
                     NEW YORK, NEW YORK 10004

                    Telephone: (212) 574-1200
                    Facsimile: (212) 480-8421
                          www.sewkis.com


                                          November 1, 2004



AllianceBernstein Blended Style Series, Inc.
AllianceBernstein Cap Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

Ladies and Gentlemen:

            We have acted as counsel for each of the corporations named above (each, a "Company," and collectively, the "Companies") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an indefinite number of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class R Common Stock and Advisor Class Common Stock, as applicable, (each, a "Class" and collectively, the "Shares") of the U.S. Large Cap Portfolio of the AllianceBernstein Blended Style Series, Inc. and AllianceBernstein Small Cap Growth Portfolio of the AllianceBernstein Cap Fund, Inc. (the "Portfolios"), par value per share as set forth in each Company's Charter. Each Company is a Maryland corporation and is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. This opinion is rendered to each Company severally and not to the Companies jointly.

            As counsel for a Company, we have participated in the preparation of the Post-Effective Amendment to that Company's Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the "Commission")(as so amended, the "Registration Statement") in which this letter is included as an exhibit. We have examined the Charter and By-laws of that Company and any amendments and supplements thereto and have relied upon such corporate records of that Company and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

            Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares of the relevant Classes of the Portfolios authorized to be issued by the Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and nonassessable under the laws of the State of Maryland.

            We do not express an opinion with respect to any laws other than laws of Maryland applicable to the due authorization, valid issuance and nonassessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Maryland or any other jurisdiction. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

            We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "General Information-Counsel" in the Part B thereof. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                        Very truly yours,

                                        /s/ Seward & Kissel LLP
                                        -------------------------------
                                            Seward & Kissel LLP


00250.0157 #519164